Filed Pursuant to Rule 424(b)(3)
Registration Statement No: 333-293476
PROSPECTUS
50,000 Shares of Series A Convertible Perpetual Preferred Stock
2,326,190 Shares of Class A Common Stock underlying Series A Convertible Perpetual Preferred Stock

This prospectus relates to the offer and sale, from time to time, by the selling stockholders named herein, of an aggregate of up to 50,000 shares of Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), of Finance of America Companies Inc. (the “Company”), and up to 2,326,190 shares of the Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, which shares of Class A Common Stock are issuable by the Company upon the conversion of the Series A Preferred Stock.
For more information about the selling stockholders, the related transactions and the terms of conversion of the Series A Preferred Stock, see the sections entitled “Selling Stockholders” and “Description of Securities” of this prospectus.
We are not selling any shares under this prospectus and will not receive any proceeds from the sale of shares of Series A Preferred Stock or Class A Common Stock by the selling stockholders pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of Series A Preferred Stock or Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution.”
Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) and NYSE Texas, Inc. (“NYSE Texas”), under the symbol “FOA.” On February 24, 2026, the closing price of our Class A Common Stock on the NYSE was $19.29 per share.
See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 25, 2026

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus.
Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information to which we refer you to in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”
Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “FOA,” or the “Company” refer to Finance of America Companies Inc. and its consolidated subsidiaries. References to “FOA Equity” are to Finance of America Equity Capital LLC, a Delaware limited liability company, that the Company controls in an “UP-C” structure.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, statements related to our expectations regarding our repurchase of the equity stake of Blackstone Inc. and related transactions, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “budgets,” “forecasts,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties that could cause actual outcomes or results to differ materially from those indicated in these statements, including, among others, those risks described below and under “Part I—Item 1A. Risk Factors” and “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on May 20, 2025 (the “2024 Annual Report”), and “Part II—Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 (the “2025 Q3 Form 10-Q”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus, the 2024 Annual Report, the 2025 Q3 Form 10-Q and in our subsequent periodic filings that are incorporated by reference herein.
A summary of principal factors that create risk in investing in our securities and might cause actual results to differ materially from projections made in forward-looking statements is set forth below. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating the Company and our business:
•the timing and manner of sale by the selling stockholders;
•our ability to (1) expand our customer base and acquire and originate reverse mortgage loans efficiently while maintaining loan origination quality, (2) finance our reverse mortgage portfolio, and (3) profitably securitize or otherwise monetize our reverse mortgage portfolio, all of which will in turn depend upon our ability to manage the unique challenges presented by operating as a unified modern retirement solutions platform;
•our ability to realize the anticipated benefits of the efforts we have undertaken to transition to a unified lending platform and to streamline and enhance our marketing and originations operations and digital capabilities and generally, our ability to operate our business profitably;
•our ability to respond to significant changes in prevailing interest rates and to maintain profitable business operations;
•our geographic market concentration if the economic conditions in our current markets should decline or if our current markets are impacted by natural disasters;
•our ability to achieve anticipated returns from our capital investments in technology;
•we are incorporating artificial intelligence technologies into our processes and these technologies may present business, compliance, and reputational risks;
•our use of estimates in measuring or determining the fair value of the majority of our assets and liabilities, which may require us to write down the value of these assets or write up the value of these liabilities if the estimates prove to be incorrect;
•our ability to prevent cyber intrusions and mitigate cyber risks;

•our Company may be adversely affected by the condition of the U.S. residential mortgage market and other economic, political, business, and/or competitive factors in our business markets and worldwide financial markets, including a sustained period of higher interest rates;
•our ability to manage changes in our licensing status, business relationships, or servicing guidelines with the Government National Mortgage Association, the United States Department of Housing and Urban Development, or other governmental entities;
•our ability to obtain sufficient capital and liquidity to meet the financing and operational requirements of our business and our ability to comply with our debt agreements, including warehouse lending facilities, and pay down our substantial debt;
•our ability to repay or refinance our debt on reasonable terms as it becomes due;
•our ability to manage disruptions in the secondary home loan market, including the mortgage-backed securities market;
•our ability to finance and recover costs of our reverse mortgage servicing operations;
•our ability to maintain compliance with the extensive regulations we are subject to, including consumer protection laws applicable to reverse mortgage lenders, which may be highly complex;
•our ability to compete with national banks, which are not subject to state licensing and operational requirements;
•our ability to manage various legal proceedings, federal or state governmental examinations, and enforcement investigations we are subject to from time to time, the results of which are difficult to predict or estimate;
•our continued ability to remain in compliance with the terms of the consent orders issued by the Consumer Financial Protection Bureau, which we assumed in connection with our acquisition of operational assets from American Advisors Group;
•our holding company status and dependency on distributions from FOA Equity;
•our ability to comply with the continued listing standards of the NYSE;
•our common stock trading history has been characterized by low trading volume, which may result in an inability to sell your shares at a desired price, if at all;
•our ability to remediate the material weakness in the Company’s internal control over financial reporting that has been identified by our management and to otherwise maintain an effective system of internal controls over financial reporting; and
•our “controlled company” status under NYSE rules, which exempts us from certain corporate governance requirements and affords stockholders fewer protections.
All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. For further information on these and other risk factors affecting us, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, please visit the SEC’s website at www.sec.gov. Given the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. The Company cautions readers not to place undue reliance upon any forward-looking statements, which are current only as of the date of this prospectus. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

THE COMPANY
Finance of America Companies Inc. is a financial services holding company which, through its operating subsidiaries, is a leading provider of home equity-based financing solutions for a modern retirement. In addition, FOA offers capital markets and portfolio management capabilities primarily to optimize the distribution of its originated loans to investors.
For a description of our business, financial condition, results of operations and other important information regarding the Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation By Reference.”
Additional Information
Finance of America Companies Inc. was incorporated in Delaware on October 9, 2020 and became a publicly-traded company on NYSE in April 2021, trading under the ticker symbol “FOA.” Our Class A Common Stock began trading on the NYSE Texas in August 2025 under the same “FOA” ticker symbol. Our principal executive office is located at 5830 Granite Parkway, Suite 400, Plano, Texas 75024. Our telephone number is (877) 202-2666. Our website address for investors is www.financeofamericacompanies.com and our website address for information about our operations is www.financeofamerica.com. These website addresses are not intended to be active links, and information on, or accessible through, our websites should not be construed to be a part of this prospectus or the registration statement of which it forms a part.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus, including the risks, uncertainties and assumptions discussed under the heading “Part I—Item 1A. Risk Factors” in our 2024 Annual Report and “Part II—Item 1A. Risk Factors” in our 2025 Q3 Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement and any applicable free writing prospectus we file with the SEC. Please see “Where You Can Find More Information” and “Incorporation by Reference.” Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. Please see “Cautionary Note Regarding Forward-Looking Statements.”
USE OF PROCEEDS
All of the shares of Series A Preferred Stock and Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own accounts. The Company will not receive any of the proceeds from these sales.
The selling stockholders will pay any fees, discounts and selling commissions incurred by such selling stockholders in disposing of their Series A Preferred Stock and Class A Common Stock. Pursuant to the Registration Rights Agreement (as discussed below), the Company will generally bear all other costs, fees and expenses incurred in effecting the registration of the Series A Preferred Stock and Class A Common Stock covered by this prospectus.
SELLING STOCKHOLDERS
The selling stockholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling stockholders” in this prospectus, we refer to the person listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the interests of the selling stockholders in the shares of Series A Preferred Stock and Class A Common Stock after the date of this prospectus.
The shares of Class A Common Stock covered by this prospectus are those issuable to the selling stockholders named below upon the conversion of their Series A Preferred Stock, in accordance with the terms of the Certificate of Designations designating the Series A Preferred Stock, a copy of which is filed as an exhibit to the registration statement related to this prospectus (the “Certificate of Designations”). The number of shares of Class A Common Stock eligible to be offered pursuant to this prospectus is based on the maximum number of shares of Class A Common Stock that may be issued to the selling stockholders in respect of the number of shares of Series A Preferred Stock set forth below, pursuant to the terms of the Certificate of Designations and the Registration Rights Agreement (as described below). Shares of the Series A Preferred Stock will be convertible at the option of the holders thereof at any time, subject to certain limitations as set forth in the Certificate of Designations, into shares of Class A Common Stock at a rate equal to (i) $1,000 divided by (ii) the conversion price, and a cash payment for accrued and unpaid dividends, cash in lieu of fractional shares and, in certain circumstances, dividend catch-up payments relating to dividends on other equity. The initial conversion price is $35.00 per share of Series A Preferred Stock, subject to certain anti-dilution adjustments and other adjustments. On each of the seventh, eighth and tenth anniversaries of the date of issuance, the conversion price then in effect will be reduced by 15%.
We cannot advise you as to whether the selling stockholders will convert any or all of their Series A Preferred Stock and/or will sell any or all shares of Series A Preferred Stock or Class A Common Stock received in such a conversion. To the extent a selling stockholder sells shares of Series A Preferred Stock, the related shares of Class A Common Stock would not be available for sale pursuant to this prospectus. Moreover, if a selling stockholder converts or sells any shares of Series A Preferred Stock prior to the tenth anniversary of issuance, the maximum number of shares of Class A Common Stock will not be available for sale pursuant to this prospectus.

The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 24, 2026. The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders based on written representations. Each selling stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of its securities after the date on which it provided us with information regarding its securities. To the extent required, any changed or new information given to us by the selling stockholders, including regarding the identity of, and the securities held by, the selling stockholders, may be set forth in a prospectus supplement, amendments to the registration statement of which this prospectus is a part, or a Current Report on Form 8-K incorporated herein by reference. For information on the methods of sale that may be used by the selling stockholders, please see “Plan of Distribution.”
The percentage of beneficial ownership information below is based upon 50,000 shares of Series A Preferred Stock and 10,148,073 vested shares of Class A Common Stock issued and outstanding as of February 24, 2026, as applicable. As of February 24, 2026, we also had 14 shares of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) issued and outstanding. The shares of Class B Common Stock have no economic rights, but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of Class A limited liability company interests (“FOA Units”) in FOA Equity, held by such holder on all matters on which stockholders of the Company are entitled to vote generally. Holders of shares of Class B Common Stock vote together with holders of Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.
The percentage of beneficial ownership information below excludes 425,850 unvested shares of Class A Common Stock held by Replay Sponsor, LLC, which are subject to vesting and forfeiture and will not be entitled to receive any dividends or other distributions, or to have any other economic rights until such shares are vested, and such shares will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” once they become vested. Additionally, for so long as they remain unvested, such shares must be voted proportionately with all other shares of Class A Common Stock and Class B Common Stock on all matters put to a vote of holders of the Company’s voting stock (i.e., holders of unvested shares will have no discretion in how such shares are voted).
The percentage of beneficial ownership information of the Class A Common Stock as presented below also excludes (i) shares of Class A Common Stock underlying the Company’s outstanding warrants, (ii) shares of Class A Common Stock underlying outstanding earnout rights, (iii) the shares reserved that may be issued pursuant to the Company’s equity awards, (iv) shares of Class A Common Stock issuable upon exchange of an equal number of FOA Units, (v) shares of Class A Common Stock issuable upon conversion of the Company’s 0% unsecured convertible promissory notes due 2028, (vi) shares of Class A Common Stock issuable upon exchange of the 10.000% Exchangeable Senior Secured Notes due November 30, 2029 issued by the Company’s subsidiary, Finance of America Funding LLC, and (vii) shares of Class A Common Stock that may be received upon conversion of the Series A Preferred Stock (except, for each particular selling stockholder, the percentage of beneficial ownership information below takes into account the number of shares of Class A Common Stock offered by that particular selling stockholder).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

	Securities Beneficially Owned Prior to this Offering			Maximum Number of Securities to be Offered Pursuant to this Prospectus		Securities Beneficially Owned after Offering (3)
Name of Selling Stockholder	Shares of Series A Preferred Stock (1)	Shares of Class A Common Stock (2)	Percent of Class A Common Stock (2)	Shares of Series A Preferred Stock	Shares of Class A Common Stock (2)	Shares of Series A Preferred Stock	Percent	Shares of Class A Common Stock	Percent
Entities Affiliated with Blue Owl Capital Holdings LP	50,000	2,326,190	18.6%	50,000	2,326,190	—	—	—	—
__________________
(1)As of the date of this prospectus, the shares included in the table consist of: (i) 40,000 shares of Series A Preferred Stock (convertible into 1,860,952 shares of Class A Common Stock) held by ACM ASOF IX Master HoldCo 2 LLC and (ii) 10,000 shares of Series A Preferred Stock (convertible into 465,238 shares of Class A Common Stock) held by Blue Owl Alternative Credit Alameda LP. Blue Owl Alternative Credit Advisors LLC, an indirect subsidiary of Blue Owl Capital Holdings LP, is the investment manager and exercises voting and investment power through an investment committee comprised of senior professionals who each disclaim beneficial ownership over these securities. The business address of the selling stockholders is 399 Park Avenue, Floor 37, New York, NY 10002.
(2)The percentage of Class A Common Stock presented above represents the maximum number of shares of Class A Common Stock that may be received upon conversion, subject to certain conversion price adjustments as described above the table, in the section entitled “Description of Securities—Preferred Stock” and in the Certificate of Designations. Additionally, the percentage of Class A Common Stock denoted above corresponds to voting power of approximately 10.1% (giving effect to the voting power of Class B Common Stock and unvested shares of Class A Common Stock outstanding as of February 24, 2026). Importantly, the ability of each selling stockholder to convert its shares of Series A Preferred Stock into shares of Class A Common Stock is subject to the Beneficial Ownership Limitation (as defined below), unless waived by such selling stockholder in accordance with the terms set forth in the Certificate of Designations upon not less than sixty-one (61) days prior notice to the Company. Additionally, while the holders of shares of the Series A Preferred Stock are entitled to vote on an as-converted basis with the holders of shares of Common Stock as a single class, no holder of the Series A Preferred Stock will be entitled to voting power greater than 4.9% of the aggregate total voting power of the outstanding shares of Common Stock. See “Description of Securities—Preferred Stock.”
(3)Information with respect to securities owned beneficially after the offering with respect to each selling stockholder assumes the sale of all of the shares of Series A Preferred Stock or Class A Common Stock registered hereby, as applicable and without duplication, and that there have been no further acquisitions, or dispositions, of shares of Series A Preferred Stock or Class A Common Stock or other securities of the Company that are convertible or exchangeable into shares of Class A Common Stock by the selling stockholders or other affiliates of Blue Owl Capital Holdings LP. The selling stockholders identified in the table may currently hold, acquire, or dispose of, at any time, the Class A Common Stock and the Company’s other securities that are convertible or exchangeable into Class A Common Stock in addition to the shares registered hereby.
Description of Material Relationships and Transactions with Selling Stockholders
On December 15, 2025, the Company issued the Series A Preferred Stock to ACM ASOF IX Master HoldCo 2 LLC and Blue Owl Alternative Credit Alameda LP at a price of $1,000 per share for an aggregate purchase price of $50.0 million, pursuant to the terms of the Investment Agreement, dated as of December 11, 2025, by and among the Company and ACM ASOF IX Master HoldCo 2 LLC and Blue Owl Alternative Credit Alameda LP (the “Investment Agreement”).
In connection with the issuance of the Series A Preferred Stock, the Company entered into a registration rights agreement, dated as of December 15, 2025, by and among the Company and ACM ASOF IX Master HoldCo 2 LLC and Blue Owl Alternative Credit Alameda LP, a copy of which is filed as an exhibit to the registration statement related to this prospectus (the “Registration Rights Agreement”), pursuant to which we have agreed to register the Series A Preferred Stock and shares of Class A Common Stock deliverable upon conversion of the Series A Preferred Stock.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement related to this prospectus.
For additional information on voting and ownership caps applicable to the Series A Preferred Stock, see “Description of Securities—Preferred Stock.”

In addition to the foregoing, from time to time, Finance of America Reverse LLC, our subsidiary, and other special purpose vehicles enter into certain financing arrangements, loan sales and related servicing arrangements with affiliates of or funds controlled by Blue Owl Capital Holdings LP.

DESCRIPTION OF SECURITIES
The following description of Finance of America Companies Inc.’s Class A Common Stock and Series A Preferred Stock, and Class B Common Stock, preferred stock and warrants (as these securities relate to the Class A Common Stock), is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our Amended and Restated Certificate of Incorporation (as amended, the “Charter”), as amended and including the Certificate of Designations, and Amended and Restated Bylaws (the “Bylaws”). We encourage you to read that law and those documents carefully.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of up to a total of 6,601,000,000 shares, divided as follows: (i) 6,000,000,000 shares of Class A Common Stock; (ii) 1,000,000 shares of Class B Common Stock and (iii) 600,000,000 undesignated shares of preferred stock, par value $0.0001 per share. Our Board of Directors (the “Board”) may establish the rights and preferences of the preferred stock from time to time. On July 25, 2024, we effected a 10-for-1 reverse stock split of our outstanding shares of Class A Common Stock. As of February 24, 2026, there were 10,148,073 vested shares of our Class A Common Stock outstanding, 425,850 unvested shares of our Class A Common Stock outstanding, 14 shares of our Class B Common Stock outstanding, 50,000 shares of Series A Preferred Stock outstanding and no shares were held in treasury. The unvested shares of Class A Common Stock are not entitled to receive any dividends or other distributions, do not have any other economic rights until such shares are vested, and will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” if, and when, they become vested. As of February 24, 2026, the Company also had 5,989,426,077 shares of Class A Common Stock authorized but unissued, including 10,150,587 shares of Class A Common Stock issuable upon exchange of FOA Units that are held by the FOA Equity unitholders.
Class A Common Stock
Except as otherwise required by applicable law or as provided in the Charter, the holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of Class A Common Stock as a separate class.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of the Company, holders of Class A Common Stock are entitled to receive such dividends and distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor.
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, after payment in full of all amounts required to be paid to creditors and subject to the rights of holders of preferred stock having liquidation preferences, if any, the holders of Class A Common Stock are entitled to receive pro rata the Company’s remaining assets available for distribution.
Class B Common Stock
The shares of Class B Common Stock have no economic rights but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes equal to the product of the total number of FOA Units held by such person multiplied by the number of shares of Class A Common Stock for which a FOA Unit is entitled to be exchanged at such time (the “Exchange Rate”), on all matters to be voted on by stockholders generally or by holders of Class B Common Stock as a separate class. The Exchange Rate is 1 for 1, and is subject to adjustment. The voting power afforded to holders of FOA Units by their shares of Class B Common Stock automatically and correspondingly is reduced or increased as the number of FOA Units held by such holder of Class B Common Stock decreases or increases. For example, if a holder of Class B Common Stock holds 1,000 FOA Units as of the record date for determining stockholders of the Company that are entitled to vote on a particular matter, such holder will be entitled by virtue of such holder’s Class B Common Stock to 1,000 votes on such matter. If, however, such holder were to hold 500 FOA Units as of the relevant record date, such holder would be entitled by virtue of such holder’s Class B Common Stock to 500 votes on such matter.

Holders of Class B Common Stock vote together as a single class with holders of Class A Common Stock on all matters submitted to a vote of the stockholders generally. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock have no voting power with respect to, and are not be entitled to vote on, any amendment to the Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company’s organizational documents or pursuant to the DGCL.
Holders of Class B Common Stock are not entitled to receive any dividends or distributions on account of such shares.
Holders of Class B Common Stock are not entitled to receive any of our assets on account of such shares in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up. Shares of Class B Common Stock are not convertible into or exchangeable for shares of Class A Common Stock or any other security.
Preferred Stock
Our Charter authorizes the Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of the Charter, the authorized shares of preferred stock are available for issuance without further action by holders of Class A Common Stock or Class B Common Stock. The Board is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.
The Board could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Class A Common Stock might believe to be in their best interests or in which the holders of Class A Common Stock might receive a premium over the market price of the shares of Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the rights of the Class A Common Stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
The Series A Preferred Stock is our only outstanding series of preferred stock. The Series A Preferred Stock ranks senior to the Common Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (ii) certain “change of control” transactions or (iii) upon the occurrence of certain “events of default,” the Company may not make or set aside any distribution or payment out of the assets of the Company in respect of Common Stock or other equity securities ranking junior in right of payment to the Series A Preferred Stock unless and until holders have received an amount per share of Series A Preferred Stock equal to $1,000, plus any accrued and unpaid dividends (subject to a make-whole amount per share reflecting a minimum return of 1.5x) or, if greater, the value of such share of Series A Preferred Stock on an as-converted basis (the “Liquidation Preference”), in each case, as set forth in the Certificate of Designations. In addition, in the event of (x) the completion of certain change of control transactions approved by the Board of Directors of the Company and (y) subject to certain limitations as set forth in the Certificate of Designations, Restricted Junior Stock Payments (as defined in the Certificate of Designations), the Company will redeem all of the Series A Preferred Stock for a per-share amount in cash equal to the Liquidation Preference.
The holders of the Series A Preferred Stock are entitled to a dividend, payable in cash quarterly in arrears, as set forth in the Certificate of Designations, at an initial annual rate of 9.0%, which rate increases to 12.0% on the seventh anniversary of the issuance date, and by 1.0% on each anniversary of the issuance date thereafter until reaching a maximum annual rate of 16.0%.
Shares of the Series A Preferred Stock are convertible at the option of the holders thereof at any time, subject to certain limitations as set forth in the Certificate of Designations, into shares of Class A Common Stock at a rate equal to (i) $1,000 divided by (ii) the conversion price, and a cash payment for accrued and unpaid dividends, cash in lieu of fractional shares and, in certain circumstances, dividend catch-up payments relating to dividends on other equity. The initial conversion price is $35.00 per share of Series A Preferred Stock, subject to certain anti-dilution adjustments and adjustments for Delayed Redemption Elections (as defined below). On each of the seventh, eighth and tenth anniversaries of the issuance date, the conversion price then in effect will be reduced by 15%.
However, a holder’s Series A Preferred Stock shall not be convertible at the option of such holder, at the option of the Company or otherwise, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any other persons acting as a group (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) together with such holder or any of such holder’s affiliates, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.49% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be increased or decreased by a holder or the provisions of such limitation may be waived by a holder (but, in each case, only as to itself and not to any other holder) upon not less than sixty-one (61) days prior notice to the Company. Other holders shall be unaffected by any such waiver. Notwithstanding the foregoing, unless otherwise agreed to by a transferee, the Beneficial Ownership Limitation only applies to ACM ASOF IX Master HoldCo 2 LLC and Blue Owl Alternative Credit Alameda LP and affiliates of such holders.
Under the Certificate of Designations, the holders of shares of the Series A Preferred Stock are entitled to vote on an as-converted basis with the holders of shares of Common Stock as a single class, provided that no holder will be entitled to voting power greater than 4.9% of the aggregate total voting power of the outstanding shares of Common Stock. The holders of shares of the Series A Preferred Stock are entitled to vote as a separate class with respect to, among other things, certain amendments to the Company’s organizational documents that have a materially adverse and disproportionate effect on the Series A Preferred Stock, any entry by the Company or its subsidiaries into a transaction or agreement with any “Related Person” as defined under Item 404(a) of Regulation S-K except in compliance with the Company’s Policy Regarding Transactions with Related Persons, and any entry by the Company or its subsidiaries into a transaction or agreement that would, in any material respect, violate the terms of or result in a breach of the Company’s obligations under the Certificate of Designations and Investment Agreement.
At any time on or following the fourth anniversary of the issuance date, the Company may redeem all of the Series A Preferred Stock for a per-share amount in cash equal to the sum of (i) $1,000 plus (ii) any accrued and unpaid dividends. Holders representing a majority of the Series A Preferred Stock may elect to extend (a “Delayed Redemption Election”) the applicable expiration of the non-call period for one year up to three times, provided that the non-call period cannot be extended past the seventh anniversary of the issuance date. In the event of such a valid Delayed Redemption Election, the applicable conversion price will be increased as set forth in the Certificate of Designations.
If any shares of Series A Preferred Stock remain outstanding as of the seventh year anniversary of the issuance date, the majority of the initial investors or permitted transferees that hold the Series A Preferred Stock will have the right to designate an individual to serve on the Company’s Board of Directors, or in such holders’ discretion, a non-voting board observer.
In connection with the issuance of the Series A Preferred Stock, FOA Equity amended and restated its limited liability company agreement to give effect to the creation of Series A Convertible Perpetual Preferred Units to mirror the terms of the Series A Preferred Stock.
Preemptive or Other Rights
Our stockholders do not have preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock or Series A Preferred Stock.

Election of Directors
All elections of directors are elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Annual Meeting
The Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may conduct meetings solely by means of remote communications, including by webcast.
Warrants
The Company also has warrants that were issued under a Warrant Agreement (“Warrants”) between Continental Stock Transfer & Trust Company, as warrant agent and the Company, as the successor to Replay Acquisition Corp. (“Replay”) in connection with the Company’s business combination with Replay, which was consummated on April 1, 2021.
Ten Warrants entitle the registered holder to purchase one share of Class A Common Stock at a price of $115 per share (giving effect to the 10-for-1 reverse stock split), subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means Warrants may only be exercised in sets of ten at a given time by a warrant holder. The Warrants will expire in April 2026, or earlier upon redemption or liquidation.
No Warrant will be exercisable for cash or on a cashless basis except as provided in the Warrant Agreement.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
We have not paid any cash dividends on our Class A Common Stock to date but are obligated to pay dividends in respect of the Series A Preferred Stock. The payment of cash dividends in the future will be within the discretion of our Board at such time, subject to our obligation to pay dividends in respect of the Series A Preferred Stock.
The Company is a holding company with no material assets other than its interest in FOA Equity. Among other distributions, FOA Equity intends to make distributions to holders of its units that mirror any cash dividends declared by us, including in respect of the Series A Preferred Stock, with parallel distributions by FOA Equity on its Series A Convertible Perpetual Preferred Units.
Our Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and Series A Preferred Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Effects of the Charter and Bylaws and Certain Provisions of Delaware Law
The Charter, Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A Common Stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A Common Stock (we believe the position of the NYSE is that the calculation in this latter case treats as outstanding shares issuable upon exchange of outstanding FOA Units not held by the Company). These additional shares may be used for a variety of corporate purposes, including to raise additional capital or to facilitate acquisitions.
Our Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved Class A Common Stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices or in the case of Series A Preferred Stock, relative to the prevailing market price of the Class A Common Stock.
Business Combinations
We have opted out of Section 203 of the DGCL; however, the Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
The Charter provides that the Principal Stockholders (as defined therein) and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Removal of Directors; Vacancies and Newly Created Directorships
The Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding (including the Series A Preferred Stock, as set forth above) or the rights granted under the Company’s Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when our Principal Stockholders collectively beneficially own, in the aggregate, less than 30% of voting power of the stock of the Company entitled to vote generally in the election of directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors, subject to rights of preferred stock.
Special Stockholder Meetings
The Charter provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board, the chairman of our Board or the chief executive officer; provided, however, that at any time when our Principal Stockholders collectively beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the Board or the chairman of the Board at the request of the Principal Stockholders. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Director Nominations and Stockholder Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Principal Stockholders to the extent the Principal Stockholders are then subject to the Stockholders

Agreement or the holders of the Series A Preferred Stock in respect of the Board rights as set forth in the Certificate of Designations. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. The Charter does not permit our holders of Class A Common Stock to act by consent in writing, unless such action is recommended by all directors then in office, at any time when our Principal Stockholders collectively beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, but does permit our holders of Class B Common Stock to act by consent in writing without requiring any such recommendation by the directors then in office.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Charter further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including the Securities Act and the Exchange Act and, in each case, the applicable rules and regulations promulgated thereunder. It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable and, accordingly, the Company could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that the Board expects the Company’s forum selection provisions to provide.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in the Charter. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Charter.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. The Charter provides that, to the fullest extent permitted by law, none of the Principal Stockholders or any of their respective affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that the Principal Stockholders or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under the Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.
The Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Listing of Securities
Our Class A Common Stock is listed on the NYSE and NYSE Texas under the symbol “FOA.”
Our Series A Preferred Stock is not listed on any exchange.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain United States federal income tax consequences of the ownership, disposition, and conversion of the Series A Preferred Stock and the ownership and disposition of any Class A Common Stock, including Class A Common Stock received in respect of the Series A Preferred Stock. This summary is limited to beneficial owners who will hold the Series A Preferred Stock or Class A Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
A “U.S. holder” means a beneficial owner of the Series A Preferred Stock or Class A Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
A “non-U.S. holder” means a beneficial owner of the Series A Preferred Stock or Class A Common Stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a financial institution, insurance company, dealer in securities, person holding Series A Preferred Stock or Class A Common Stock as part of a hedge, “straddle” or integrated transaction, U.S. holder whose functional currency is not the U.S. dollar, United States expatriate, tax-exempt organization, person required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Series A Preferred Stock or Class A Common Stock to their financial statements under Section 451 of the Code, real estate investment trust or regulated investment company, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds Series A Preferred Stock or Class A Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Series A Preferred Stock or Class A Common Stock, you should consult your tax advisors.
If you are considering the purchase of our Series A Preferred Stock or Class A Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Series A Preferred Stock or Class A Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Tax Considerations Applicable to U.S. Holders
Distributions
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Series A Preferred Stock or Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a U.S. holder’s Series A Preferred Stock or Class A Common Stock, and to the extent the amount of the distribution exceeds a U.S. holder’s adjusted tax basis in our Series A Preferred Stock or our Class A Common Stock, the excess will be treated as gain from the disposition of our Series A Preferred Stock or Class A Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Series A Preferred Stock or Class A Common Stock”).
Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. holders will be eligible for the dividends-received deduction. U.S. holders should consult their own tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.
If we make a distribution on our Series A Preferred Stock in the form of shares of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. holder. U.S. holders should consult with their tax advisors regarding the tax consequences of a common stock distribution on our Series A Preferred Stock.
Extraordinary Dividends
Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the Series A Preferred Stock or Class A Common Stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. holder that has held our Series A Preferred Stock or Class A Common Stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other taxable disposition of the Series A Preferred Stock or Class A Common Stock and will be treated as described under “—Gain on Disposition of Series A Preferred Stock or Class A Common Stock” below. A non-corporate U.S. holder that receives an extraordinary dividend will generally be required to treat any loss on the sale of our Series A Preferred Stock or Class A Common Stock as long-term capital loss to the extent of the extraordinary dividends the U.S. holder receives that qualify for taxation at the special rates discussed above under “—Distributions.”
Adjustments to Conversion Price
The conversion price of our Series A Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, a U.S. holder that holds our Series A Preferred Stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing the U.S. holder’s proportionate interest in our assets or earnings and profits. In addition, the failure to make certain adjustments on the Series A Preferred Stock may cause a U.S. holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. holder has not received any cash or property as a result of such adjustments. Such U.S. holder would be subject to the rules discussed above under “—Distributions.” Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series A Preferred Stock generally will not be deemed to result in a constructive distribution.
If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made, a U.S. holder of Series A Preferred Stock will be deemed to have received a constructive distribution from us, even though such U.S. holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Distributions.” Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because the U.S. holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from payments of cash or shares of common stock payable to the U.S. holder. The United States Internal Revenue Service (the “IRS”) has proposed regulations addressing the amount and timing of constructive distributions, obligations of withholding agents and filing and notice obligations of issuers, which if adopted could affect the U.S. federal income tax treatment of holders of Series A Preferred Stock deemed to receive such a distribution.
Gain on Disposition of Series A Preferred Stock or Class A Common Stock
Upon the sale or other taxable disposition of shares of Series A Preferred Stock (other than pursuant to a conversion described below) or Class A Common Stock, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (in the case of a redemption of shares of Series A Preferred Stock, not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described in “—Distributions” above to U.S. holders of record who have not previously included such dividends in income) and the holder’s adjusted tax basis in such shares. Gain or loss realized on the sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Series A Preferred Stock or the Class A Common Stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Conversion of Series A Preferred Stock into Class A Common Stock
A U.S. holder generally will not recognize gain or loss upon the conversion of our Series A Preferred Stock into our Class A Common Stock, except that any cash or common stock received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “—Distributions,” with any common stock received in respect of such dividends treated as if the U.S. holder had received cash equal to the fair market value of any such common stock, determined as of the date of the conversion.
Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the Series A Preferred Stock for more than one year at the time of conversion.
The tax treatment of a U.S. holder’s receipt of any cash or Class A Common Stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared, or paid in respect of any make-whole dividend, is uncertain. Although not free from doubt, we believe such conversion would be treated as a recapitalization for U.S. federal income tax purposes, and the receipt of such cash or Class A Common Stock would be treated as additional consideration received by the U.S. holder upon conversion of the Series A Preferred Stock into common stock. Accordingly, no loss would be recognized upon such conversion, but the receipt of cash would be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of (i) the sum of the fair market value of our Class A Common Stock received upon conversion (including any fractional common share for which cash is received) and the cash received (other than amounts of cash or common stock received in respect of accrued and unpaid dividends that have been declared) over (ii) the U.S. holder’s tax basis in our Series A Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the conversion is considered to have the effect of a dividend (i.e., it is not considered “not essentially equivalent to a dividend”), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. However, if a U.S. holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the conversion would be considered “not essentially equivalent to a dividend.” In that event, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared, or in respect of any make-whole dividend, exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our Class A Common Stock.
U.S. holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared and any make-whole dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared and any make-whole dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions,” which may exceed the amount of gain otherwise recognized on conversion.
Except as discussed in the last sentence of this paragraph, a U.S. holder’s adjusted tax basis in shares of common stock received upon conversion of the Series A Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of the Series A Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Preferred Stock. A U.S. holder’s adjusted tax basis in common stock received may be further reduced under the rules described above under “—Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have an adjusted tax basis equal to their fair market value on the date of conversion and a new holding period which will commence on the day after the conversion.
In the event a U.S. holder’s Series A Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.
Backup Withholding and Information Reporting
Information returns are required to be filed with the IRS in connection with distributions on our Series A Preferred Stock or our Class A Common Stock and the proceeds from a sale or other disposition of such stock, unless a U.S. holder is an exempt recipient. A U.S. holder may also be subject to U.S. backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.
Tax Considerations Applicable to non-U.S. Holders
Distributions
Distributions or other payments that are treated as dividends (see “—Tax Considerations Applicable to U.S. Holders—Distributions” and “—Conversion of Series A Preferred Stock into Class A Common Stock”), including distributions on our Series A Preferred Stock in the form of shares of our Class A Common Stock and deemed distributions described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Price,” generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Series A Preferred Stock or Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Because deemed distributions or distributions made in Class A Common Stock to a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we expect that the applicable withholding agent will withhold such taxes from shares of Class A Common Stock or current or subsequent payments of cash to such non-U.S. holder.
Gain on Disposition of Series A Preferred Stock or Class A Common Stock
Subject to the discussion above under “—Distributions,” and below under “—Information Reporting and Backup Withholding,” any gain realized by a non-U.S. holder on the sale or other disposition of our Series A Preferred Stock and Class A Common Stock generally will not be subject to United States federal income tax unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Conversion of Series A Preferred Stock into Class A Common Stock
A non-U.S. holder generally will not recognize gain or loss upon the conversion of our Series A Preferred Stock into our Class A Common Stock, except that (1) cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share and will be subject to the treatment described above under “—Gain on Disposition of Series A Preferred Stock or Class A Common Stock,” (2) cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Series A Preferred Stock into Class A Common Stock” and (3) cash or common stock received in respect of accrued and unpaid dividends or make-whole dividends that have not been declared should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Series A Preferred Stock into Class A Common Stock.” In the case of payments described in (2), a non-U.S. holder should expect a withholding agent to withhold tax from such amounts, as described above under “—Distributions.” In the case of payments described in (3), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “—Distributions.” Non-U.S. holders should consult their tax advisors to determine the specific tax consequences to them.
Adjustments to Conversion Price
As described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Price,” adjustments in the conversion price (or failures to adjust the conversion price) of the Series A Preferred Stock that result in an increase in the proportionate interest of a non-U.S. holder in our assets or earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Distributions.” It is possible that any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our Class A Common Stock or sale proceeds subsequently paid or credited to such non-U.S. holder.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Series A Preferred Stock or our Class A Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Series A Preferred Stock or our Class A Common Stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Series A Preferred Stock or our Class A Common Stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Series A Preferred Stock or our Class A Common Stock.

PLAN OF DISTRIBUTION
We are registering shares of Series A Preferred Stock and Class A Common Stock, issuable upon the conversion of the Series A Preferred Stock, for possible sale by the selling stockholders from time to time. We will not receive any proceeds from the sale by the selling stockholders. The aggregate proceeds to the selling stockholders will be the purchase price of the securities less any discounts and commissions borne by the selling stockholders.
The selling stockholders will pay any fees and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the shares of Series A Preferred Stock and Class A Common Stock to be offered and sold pursuant to this prospectus.
The shares of Series A Preferred Stock and Class A Common Stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest that sell securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an exchange distribution in accordance with the rules of the NYSE or other applicable exchange;
•in distributions to employees, members, partners or shareholders;
•through trading plans entered into by the selling stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•in short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•in market transactions, including transactions on a national securities exchange, inter-dealer system of a registered national securities association, quotations service or over-the-counter market;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions or the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•delayed delivery requirements;
•in one or more underwritten offerings;
•directly to one or more purchasers;
•by pledge to secure debts and other obligations;
•to or through agents;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
There can be no assurance that the selling stockholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus, subject to additional restrictions due to the Company’s former shell company status. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the Registration Rights Agreement, selling stockholders may transfer shares of Series A Preferred Stock and Class A Common Stock to one or more permitted transferees and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a selling stockholder of such a transfer, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.
With respect to a particular offering of the securities held by the selling stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the selling stockholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents or broker-dealers, if not already named herein; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.
In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Series A Preferred Stock and Class A Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Series A Preferred Stock and Class A Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of Series A Preferred Stock and

Class A Common Stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The selling stockholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on the NYSE and NYSE Texas under the symbol “FOA.”
The selling stockholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling stockholders pay for solicitation of these contracts.
The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholders or borrowed from any selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of the securities by the selling stockholders. Upon our notification by a selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the selling stockholders, may have banking, lending or other relationships with us or perform services for us or the selling stockholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Class A Common Stock and Series A Preferred Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of our shares of Series A Preferred Stock and Class A Common Stock offered by this prospectus has been passed upon for the Company by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Blackstone Inc. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Finance of America Companies Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.
We also maintain an Internet website for investors at https://ir.financeofamericacompanies.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•our Annual Report on Form 10-K for the year ended December 31, 2024, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, filed on May 20, 2025;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed on May 20, 2025, August 11, 2025 and November 13, 2025, respectively;
•our Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2024 and September 30, 2024, both filed on May 23, 2025;
•our Current Reports on Form 8-K, filed on March 20, 2025 (Item 5.02 only), April 28, 2025, May 15, 2025, May 21, 2025, August 5, 2025 (Items 1.01, 2.03, 3.02, 5.01, 8.01 and 9.01 (except for exhibit 99.1) only), October 21, 2025, November 18, 2025 (Item 1.01 only), December 15, 2025 and December 17, 2025; and
•the description of Class A Common Stock contained in the Registration Statement on Form 8-A filed on April 2, 2021, as updated by Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.
Neither we nor any selling stockholders have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.
If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner. Additionally, information that we file with the SEC in the future that is incorporated by reference into this prospectus will automatically update and supersede the information contained in this prospectus, or incorporated by reference into this prospectus, and will be considered to be a part of this prospectus from the date that information is filed.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any documents referred to above which have been or may be incorporated by reference into this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document). You should direct requests for those documents to:
Finance of America Companies Inc.
Corporate Secretary
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Telephone: (877) 202-2666